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                                                                   Exhibit 99.1


SAN DIEGO - AUGUST 5, 2002 - PMR ENTERS INTO CONTINGENT VALUE RIGHTS AGREEMENT; SETS RECORD DATE FOR CONTINGENT VALUE RIGHTS

         PMR Corporation today announced the execution of a contingent value rights agreement dated August 2, 2002, by and among PMR Corporation, Fred D. Furman, as Representative, and StockTrans, Inc., as Trustee, and the establishment of the record date for the contingent value rights, or "CVRs," as August 2, 2002, each in anticipation of its proposed merger with Psychiatric Solutions, Inc. The CVR agreement provides for the distribution of certificated CVRs to each holder of PMR common stock as of the record date.

         Pursuant to the CVR agreement, CVR holders will be entitled to receive:

         - a cash distribution within 90 days of the effective time of the proposed merger between PMR and Psychiatric Solutions equal to the amount of PMR's cash and cash equivalents in excess of $5.175 million as of the effective time of the proposed merger; and

         - quarterly cash payments equal to the cash and cash equivalents collected on certain PMR non-current accounts receivable relating to discontinued programs during the two-year period following the effective time of the merger.

However, there is no assurance that any payments will be made with respect to the CVRs, and the CVRs, therefore, may not have any value.

         CVRs will be distributed on August 9, 2002 to the stockholders of record as of the close of business on August 2, 2002. PMR's stock will trade ex-dividend beginning on Tuesday, August 6th. Stockholders who sell their shares before the ex-dividend date will transfer the right to receive the CVRs to the buyers of the shares.


         This press release contains forward looking statements that involve risks and uncertainties, including the risk that the merger with Psychiatric Solutions, Inc. will not be completed; and the risks and uncertainties set forth in the company's periodic reports and other filings with the Securities and Exchange Commission. Forward looking statements reflect the company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.

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Contact:

PMR Corporation
Fred Furman, 619/610-4001